JADE FINANCIAL CORP.
                         AND SUBSIDIARIES

                Consolidated Financial Statements

                        December 31, 2000



              JADE Financial Corp. And Subsidiaries

                        December 31, 2000


                            CONTENTS



                                                             Page

Independent Auditors' Report                                    1


Financial Statements:


   Consolidated Statements of Financial Condition,
      December 31, 2000 and 1999                                2


   Consolidated Statements of Income
      for the Years Ended December 31, 2000 and 1999        3 - 4


   Consolidated Statements of Equity and Retained Earnings
      for the Years Ended December 31, 2000 and 1999            5


   Consolidated Statements of Cash Flows
      for the Years Ended December 31, 2000 and 1999        6 - 7


   Notes to Consolidated Financial Statements              8 - 31



                   INDEPENDENT AUDITORS' REPORT




To the Board of Directors
JADE Financial Corp. and Subsidiaries
213 West Street Road
Feasterville, Pennsylvania  19053

     We have audited the accompanying consolidated statement of financial condition of JADE Financial Corp. and Subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, equity and retained earnings and cash flows for years then ended. These consolidated financial statements are the responsibility of the JADE Financial Corp. and Subsidiaries management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JADE Financial Corp. and Subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                              Certified Public Accountants

Philadelphia, Pennsylvania
February 22, 2001



              JADE FINANCIAL CORP. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                    DECEMBER 31, 2000 AND 1999



              JADE Financial Corp. And Subsidiaries

          Consolidated Statements Of Financial Condition


ASSETS

                                                December 31,
                                              2000         1999
                                           (Dollars in Thousands)
CASH AND CASH EQUIVALENTS:
  Cash and due from banks                  $  5,012     $  6,630
  Interest bearing deposits in other
    financial institutions                      217           47
  Federal funds                              55,630        6,565

    Total cash and cash equivalents          60,859       13,242

INVESTMENT SECURITIES:
  Available-for-Sale                          1,922       49,642
  Held-to-Maturity (fair value of $2,764
    in 2000 and $4,208 in 1999)               2,841        4,314

FEDERAL HOME LOAN BANK STOCK, at cost         1,000          834

BANKZIP.COM - Investment                                   2,500

LOANS RECEIVABLE                            131,556      115,365

  Less:  Allowance for loan losses           (1,614)      (1,284)

    Total net loans                         129,942      114,081

PREMISE AND EQUIPMENT, net                    2,809        1,890

BANK OWNED LIFE INSURANCE CSV                10,557       10,021

ACCRUED INTEREST RECEIVABLE                     609          802

DEFERRED TAX ASSET, net                       1,718        1,177

PREPAID EXPENSES AND OTHER ASSETS             1,482        1,073

    TOTAL ASSETS                           $213,739     $199,576

See Accompanying Notes


LIABILITIES AND STOCKHOLDERS' EQUITY

                                                December 31,
                                              2000         1999
                                           (Dollars in Thousands)

LIABILITIES:
  Deposits:

    Noninterest - bearing                  $ 12,175     $  9,600

    Interest - bearing                      154,096      146,524

      Total deposits                        166,261      156,124

  Note payable                               18,000       15,000

  Advances from borrowers for taxes             730          618

  Accounts payable and accrued expenses         884          594

      Total liabilities                     185,875      172,336

STOCKHOLDERS' EQUITY:
  Common stock (par value $.01)
  Shares:  1,872,923 authorized in 2000
    and 1999; 1,756,919 issued and
    outstanding in 2000 and 1,742,423
    issued and outstanding in 1999               19           19
   Additional paid in capital                14,189       14,130
   Retained earnings                         14,644       15,853
   ESOP                                        (928)      (1,044)
  Accumulated other comprehensive income        (60)      (1,718)

      Total stockholders' equity             27,864       27,240

      TOTAL LIABILITIES AND STOCKHOLDERS'
        EQUITY                             $213,739     $199,576



              JADE Financial Corp. And Subsidiaries

                Consolidated Statements Of Income

                                                 December 31,
                                             2000          1999
                                            (Dollars in Thousands
                                           except per share data)
INTEREST INCOME:
  Interest on loans                        $10,302       $ 8,947
  Investments and mortgage-backed
    securities                               3,285         3,077
  Interest-earning deposits                     88            75
  Federal funds                                440           291
  Other                                                      126

    Total interest income                   14,115        12,516

INTEREST EXPENSE:
  Interest on deposits                       5,893         5,380
  Interest on borrowings                     1,067           116

    Total interest expense                   6,960         5,496

    Net interest income                      7,155         7,020

PROVISION FOR POSSIBLE LOAN LOSSES             585           520

    Net interest income after provision
      for possible loan losses               6,570         6,500

NONINTEREST INCOME:
  Loan fees                                     44           121
  Service charges                              554           445
  Other income                               1,398           573

    Total noninterest income                 1,996         1,139

NONINTEREST EXPENSES:
  Compensation and employee benefits       $ 3,894       $ 3,182
  Loss on fixed assets                          35             -
  Loss on investments                        3,457             -
  Office and occupancy costs                 1,273         1,210
  Printing and postage                         252           240
  Loan servicing                               179           180
  Professional fees                            551           183
  Bank and MAC charges                         721           726
  Advertising, marketing and promotions        135           170
  Insurance expenses                           125           112
  Foundation expense                                         725
  Other                                        362           511

     Total noninterest expenses             10,984         7,239


INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES                              (2,418)          400

   Provision (credit) for federal and
     state income taxes:
     Current                                    12           355
     Deferred                               (1,396)         (248)

     Total income tax provision (credit)    (1,384)          107


NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS                               $(1,034)      $   293

DISCONTINUED OPERATIONS:

  Loss on disposal of CUIGA                   (100)            -

NET INCOME (LOSS)                          $(1,134)      $   293


BASIC AND DILUTED EARNINGS (LOSS) PER
  SHARE                                    $  (.65)      $   .17

See Accompanying Notes



              JADE FINANCIAL CORP. AND SUBSIDIARIES

     CONSOLIDATED STATEMENTS OF EQUITY AND RETAINED EARNINGS

                    DECEMBER 31, 2000 AND 1999



              JADE Financial Corp. And Subsidiaries

     Consolidated Statements Of Equity And Retained Earnings

             Years Ended December 31, 2000 and 1999:

                                                                                      Accumulated
                                                  Additional                             Other
                                         Common     Paid-in    Retained              Comprehensive   Stockholders'
                                          Stock     Capital    Earnings     ESOP         Income          Equity
BALANCE, DECEMBER 31, 1998                 $ -      $     -    $15,560    $     -      $  (248)
$15,276

  Issuance of common stock                  19       14,130                                              14,149

  ESOP                                                                     (1,044)                       (1,044)

  Net income                                                       293                                      293

  Other comprehensive income:

    Unrealized holdings gains
      (losses) on investment
      securities AFS arising
      during period net of
      taxes $885                                                                       (1,434)           (1.434)

      Total comprehensive income
        (loss)                                                                                           (1,141)

BALANCE, DECEMBER 31, 1999                  19       14,130     15,853     (1,044)     (1,718)
27,240

  Market value adjustment for
    shares committed to the ESOP                         59                                                  59

  ESOP                                                                        116                           116

  Dividends paid                                                   (75)                                     (75)

  Net loss                                                      (1,134)                                  (1,134)

  Other comprehensive income:

    Unrealized holdings gains
     (losses) on investment
     securities AFS arising
     during period net of
     taxes $477                                                                           961               961

    Reclassification adjustment
      for (gains) losses
      included in net loss, net
      of taxes $359                                                                       697               697

      Total comprehensive income                                                                            524

BALANCE, DECEMBER 31, 2000                 $19      $14,189    $14,644    $  (928)    $  ( 60)
$27,864

See Accompanying Notes



              JADE Financial Corp. And Subsidiaries

              Consolidated Statement Of Cash Flows

         Increase (Decrease) in Cash and Cash Equivalents

                                                                           December 31:
                                                                         2000         1999
                                                                      (Dollars in Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Continuing operations:
    Net income (loss)                                                 $ (1,134)    $    293
      Adjustments to reconcile net income to net cash provided by
        (used in) operating activities:
        Amortization of premium/discount on investments and
          mortgage-backed securities                                        79           82
        Depreciation and amortization                                      469          414
        Cash surrender value                                              (536)
        Deferred taxes                                                  (1,384)         248
        Loss on sale of investment securities                            3,457
        Loss on sale/disposal of asset                                      35
        Provision for losses on loans                                      585          520
        Change in operating assets and liabilities:
          (Increase) decrease in accrued interest receivable               193         (156)
          Increase in prepaid expenses and other assets                   (409)        (289)
          Increase in accounts payable and accrued expenses                290          188

            Cash provided by (used in) continuing operating
              activities                                                 1,645        1,300

  Discontinued operations:

  Loss on disposal of CUIGA                                                100

            Cash provided by discontinued operations                       100

            Net cash provided by (used in) operating activities          1,746        1,300

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of investment securities, Bankzip.com                                     (2,500)
  Purchase of Bank-Owned Life Insurance                                             (10,021)
  Purchase of investment securities, available-for-sale                 (1,000)     (23,931)
  Purchase of FHLB Stock                                                               (166)
  Sales of investment securities, maturities and principal
    repayments, available-for-sale                                      50,140        8,985
  Maturities and principal repayments, held-to-maturity                  1,450        2,321
  Increase in total loans receivable, net                              (16,308)     (11,402)
  Capital expenditures                                                  (1,417)        (343)

            Net cash provided by (used in) investing activities         32,699      (36,891)

Increase (Decrease) in Cash and Cash Equivalents

OPERATING CASH FLOWS FROM FINANCING ACTIVITIES:
  Cash dividends paid                                                 $    (75)     $     -
  Increase in deposits, net                                             10,137        1,236
  Issuance of common stock                                                           14,149
  FHLB note proceeds                                                     3,000       15,000
  Change in advances for borrowers' taxes and insurance                    111           97

            Net cash provided by financing activities                   13,173       30,482

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                    47,617
(5,109)

  Cash and cash equivalents, beginning of year                          13,242       18,351

CASH AND CASH EQUIVALENTS, END OF YEAR                                $ 60,859     $ 13,242

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  Cash paid during the year for:

    Interest paid                                                     $  6,960     $  5,380

    Interest on borrowed funds                                        $  1,067     $    116

  Noncash activities:

    Loans transferred to real estate owned                            $      -     $    116

See Accompanying Notes



              JADE Financial Corp. And Subsidiaries

            Notes To Consolidated Financial Statements
                        December 31, 2000

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Description of Organization:

     JADE Financial Corp. is a Pennsylvania-chartered corporation and the holding company for IGA Federal Savings Bank and other subsidiaries.

     IGA Federal Savings Bank (the Bank) was organized as a federal mutual savings bank primarily serving customers in the Pennsylvania counties of Philadelphia, Bucks, Chester and Delaware. The Bank, through its five branches, provides financial services to individuals, families and small business. Historically emphasizing consumer loans, including auto, credit card, personal loans, and residential real estate loans, including home equity loans and one-to-four family first mortgage loans, the Bank also offers a variety of commercial loan products.

     IGA Federal Savings Bank originally was established in 1975 as IGA Federal Credit Union. On July 1, 1998, IGA Federal Credit Union converted from a credit union to IGA Federal Savings Bank, a federal mutual savings bank.

     Conversion to Capital Stock Form of Ownership:

     On May 26, 1999, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal capital stock savings bank. The conversion was accomplished through the formation of the Holding Company in July 1999, the adoption of a federal stock charter, and the sale of all of the Bank's stock to the Holding Company on October 4, 1999.

     A subscription offering ("offering") of the shares of common stock of the Holding Company was conducted whereby the shares were offered initially to eligible account holders, the Company's Employee Stock Ownership Plan ("ESOP"), supplemental eligible account holders and other members of the Company.

     The Holding Company issued 1,872,923 share in connection with the Conversion. Gross proceeds from the offering were $14,983,384, which includes the value of the 145,000 share issued to the IGA Employee Stock Ownership Plan at $8 per share and 60,420 shares sold to the Bank for transfer to the IGA Charitable Foundation.

     Conversion cost of $835,000 was charged against proceeds from the offering.

     The Bank issued all its outstanding capital stock to the Holding Company in exchange for approximately one-half of the net proceeds. The Holding Company accounted for the purchase in a manner similar to a pooling of interests whereby assets and liabilities of the Bank maintain their historical cost basis in the consolidated company.

     JADE Financial Corp. was organized at the direction of the Board of Directors of IGA for the purpose of becoming a holding company to own all of the outstanding capital stock of IGA. Upon completion of the stock conversion on October 4, 1999, IGA became a wholly-owned subsidiary of JADE Financial Corp. JADE Financial Corp. is engaged primarily in the business of directing and planning the business activities of IGA, and has also organized two new operating subsidiaries, JADE Abstract and JADE Insurance Agency.

     JADE Abstract is a licensed title insurance agency founded for the purpose of originating title insurance to the customers of IGA Federal Savings Bank, other financial institutions, attorneys, accountants, real estate brokers, builders and the private consumer. The market area includes southeastern Pennsylvania, namely, the Philadelphia four county region. JADE Abstract is operating with a three-person board of directors and employs a full time licensed title agent. Title insurance protects the lender and the homebuyer against any title defects when a home is purchased. Premiums for title insurance are traditionally paid by the borrower and are a cost of obtaining financing secured by real estate. It also provides protection to the lender when a borrower finances a home. Title insurance may be required on both residential and commercial transactions.

     JADE Insurance Agency, a Pennsylvania Corporation and a wholly-owned subsidiary of JADE Financial Corp., was formed for the purpose of providing a diverse set of insurance programs to meet the needs of existing and potential customers as well as to provide programs to other financial institutions such as credit unions and community banks. The products outlined in the business plan will generate not only fee income to the agency, but will also provide comprehensive service to existing IGA Federal Savings Bank customers and the general public. Insurance products such as Accidental Death & Dismemberment, Term life, Long-term Care, Auto, Homeowner, Whole Life, Universal Life, Health, Collateral Protection and Mortgage Life will be marketed through a direct mail program as well as a point of sale program. The Agency has enlisted the help of strategic partners in the development and marketing of the insurance products. As of December 31, 2000, there had been no income or expenses related to this subsidiary.

     The Bank competes with other banking and financing institutions in its primary markets. Commercial banks, savings banks, savings and loan associations, mortgage bankers and brokers, credit unions and money market funds actively compete for deposits and loans in the Bank's market area. Such institutions, as well as consumer finance, mutual funds, insurance companies, and brokerage and investment banking firms, may be considered competitors of the Bank with respect to one or more of the services it renders.

     Merger:

     On November 2, 2000, JADE Financial Corp. ("JADE") and PSB Bancorp, Inc., executed an Agreement and Plan of Merger. The Board of Directors of JADE Financial Corp. and PSB Bancorp, Inc. have approved the acquisition of JADE Financial Corp. by PSB Bancorp, Inc. through a merger of JADE Financial Corp. with and into PSB Merger Sub, Inc., a newly formed subsidiary of PSB Bancorp, Inc. Contemporaneously a merger of their respective bank subsidiaries, IGA Federal Savings Bank and First Penn Bank will occur with First Penn Bank as the surviving institution.

     As part of the transaction JADE Financial Corp, shareholders will receive $13.55 in cash for each share of JADE Financial Corp. common stock owned at date of merger. IGA Employee Stock Ownership Plan participants who have JADE Financial Corp. shares allocated to their retirement account, may direct the ESOP to receive on their behalf either $13.55 in cash or PSB Bancorp, Inc. common stock. If they elect to receive shares of PSB Bancorp, Inc. common stock, they will receive 2.745 shares of PSB Bancorp, Inc. common stock for each share of JADE Financial Corp common stock allocated to their retirement account as a participant in the ESOP. Each share of JADE Financial Corp. common stock that is not allocated to the account of any participant will be converted into 2.745 shares of PSB Bancorp, Inc. common stock.

     The transaction, which is intended to be consummated at March 31, 2001, will be accounted for using the purchase method of accounting.

     Principles of Presentation:

     The consolidated financial statements include the accounts of JADE and its wholly-owned subsidiaries, IGA Federal Savings Bank, JADE Insurance Company and JADE Abstract Inc. All significant intercompany accounts and transactions have been eliminated.

     Cash and Cash Equivalents:

     Cash and cash equivalents include cash on hand, due from banks, federal funds sold and other readily convertible investments with original contractual terms to maturity of three months or less.

     Securities:

     The Bank divides its securities portfolio into two segments: (a) held-to-maturity and (b) available-for-sale. Securities in the held-to-maturity category are accounted for at cost, adjusted for amortization of premiums and accretion of discounts, using the level yield method. Marketable securities included in the available-for-sale category are accounted for at fair value, with unrealized gains or losses, net of taxes, being reflected as adjustments to equity. The fair value of marketable securities available-for-sale is determined from publicly quoted market prices. Securities available for sale which are not readily marketable, which include Federal Home Loan Bank of Pittsburgh stock, are carried at cost which approximates liquidation value.

     At the time of purchase, the Bank makes a determination of whether or not it will hold the securities to maturity, based upon an evaluation of the probability of future events. Securities, which the Bank believes may be involved in interest rate risk, liquidity, or other asset/liability management decisions, which might reasonably result in such securities not being held-to-maturity, are classified as available-for-sale. If securities are sold, a gain or loss is determined by specific identification method and is reflected in the operating results in the period the trade occurs. Gains and losses realized on sales of investment securities represent differences between the net proceeds and carrying values determined by the specific identification method.

     Loans and Allowance for Loan Losses:

     Loans generally are stated at their unpaid principal balances, net of any deferred loan fees. Interest on loans is recognized over the term of the loan and is calculated using the simple-interest method on principal amounts outstanding. The allowance for possible loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the allowance for possible loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience.
 The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

     Accrual of interest is discontinued for those loans which are 90 days or more delinquent, or sooner if management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. When a loan is placed on nonaccrual status, all uncollected interest is charged-off.

     Loan Origination Fees and Loan Origination Costs:

     Loan origination fees received in excess of loan origination costs are deferred and amortized over the contract lives of the loans, using a method which approximates the level yield method. Capitalization of deferred origination costs relating to consumer loans was discontinued in 2000.

     Property, Equipment and Leasehold Improvements:

     Land is carried at cost. Property, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed using an accelerated method over estimated useful lives of 35 years for buildings and improvements, 2-15 years for office furniture, equipment and leasehold improvements and 3 years for transportation equipment. Improvements to leased property are amortized over the lesser of the life of the lease or the improvements.

     Maintenance and repairs of property, equipment and leasehold improvements are charged to operations and major improvements are capitalized. Upon retirement, sale or other disposition of property, equipment and leasehold improvements, the cost and accumulated depreciation and amortization are eliminated from the accounts and the gain or loss is included in operations.

     Advertising:

     Advertising costs are charged to operations when incurred and amounted to $150,606 and $169,108 for the years ended December 31, 2000 and 1999, respectively.

     Use of Estimates:

     The preparation of financial estimates in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Deposited in Financial Institutions:

     JADE and its Subsidiaries maintains cash balances at other financial institutions. Accounts at these financial institutions are insured by the Federal Deposit Insurance Corporation up to one hundred thousand dollars. In the normal course of business, JADE may have deposits that exceed the insured balance.

     Effect of New Accounting Standards:

     In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 137, Accounting for Derivative Instruments and Hedging Activities, an amendment of SFAS Statement No. 133, which postpones the implementation of SFAS No. 133 to years beginning after June 15, 2000. The Bank currently has no activity subject to SFAS No. 137.

     In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement, which replaces SFAS No. 125, will become effective for all transactions after March 31, 2001. The Bank does not expect the implementation of this pronouncement to have a material effect on the liquidity, results of operations or capital resources of the Bank.

     Income Taxes:

     JADE and its Subsidiaries utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to difference between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Additionally, the recognition of net deferred tax assets is based upon the likelihood of realization of tax benefits in the future. A valuation allowance would be provided for deferred tax assets which are determined more likely than not to be realized. No valuation allowance was determined to be necessary for 2000 and 1999.

     CUIGA Services Corporation, (The Company), d/b/a Member's Edge, a wholly-owned subsidiary of IGA Federal Savings Bank, is subject to federal and state income taxes. At December 31, 2000, net operating loss carryforwards approximately $63,000 are available for federal income tax purposes. These carryforwards are available to offset future federal taxable income of the Company and expire in varying amounts between December 31, 2003 and June 30, 2013. Operations of CUIGA were discontinued in 2000.

     Prior to July 1, 1998 IGA Credit Union was exempt, by statute, from federal and state income taxes.

2.   INVESTMENTS AND MORTGAGE-BACKED SECURITIES:

     The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                              Available-for-Sale
                                               December 31, 2000
                                                Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                               (Dollars in Thousands)
Investment Securities:
Debt:
  FHLB Notes                       $2,000        $-        $   (90)    $ 1,910
  FHLMC                                12                                   12

    Total available-for-sale
      securities                    2,012                      (90)      1,922

                                                Held-to-Maturity
                                               December 31, 2000
                                                Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                              (Dollars in Thousands)
Investment Securities:
  FNMA                             $1,001        $-         $  (3)     $   998

                                    1,001                      (3)         998

Mortgage-Backed Securities:
  FNMA                                221                      (2)         219
  GNMA                              1,619                     (72)       1,547

    Total held-to-maturity
      securities                    2,841                     (77)       2,764

    TOTAL INVESTMENTS AND
      MORTGAGE-BACKED SECURITIES   $4,853        $-         $(167)     $ 4,686

     The following is a summary of the Bank's investment in available-for-sale and held-to-maturity securities:

                                              Available-for-Sale
                                               December 31, 1999
                                                Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                               (Dollars in Thousands)
Investment Securities:
Debt:
  FHLB Notes                      $28,862        $-        $(1,539)    $27,323
  FHLMC                               500                      (36)        464
  Federal Farm Credit               5,000                     (318)      4,682
  Small Business Administration     3,590                      (36)      3,554
  Municipals                        5,158                     (398)      4,760
                                   43,110                   (2,327)     40,783

Mortgage-Backed Securities:
  Collateralized mortgage
    obligations                     2,401                      (83)      2,318
  FHLMC                               631                      (11)        620
  GNMA                              2,286                     (130)      2,156
  FNMA                              3,817                      (52)      3,765

                                    9,135                     (276)      8,859

    Total available-for-sale
      securities                   52,245                   (2,603)     49,642


                                                Held-to-Maturity
                                               December 31, 1999
                                                Gross        Gross
                                 Amortized   Unrealized   Unrealized     Fair
                                    Cost        Gains       Losses      Value
                                              (Dollars in Thousands)
Investment Securities:
Mortgage-Backed
  Securities:
  Collateralized mortgage
    obligations                   $ 1,997        $-        $   (22)    $ 1,975
  FNMA                                363                       (9)        354
  GNMA                              1,954                      (75)      1,879

    Total held-to-maturity
      securities                    4,314                     (106)      4,208

    TOTAL INVESTMENTS AND
      MORTGAGE-BACKED
      SECURITIES                  $56,559        $-        $(2,709)    $53,850
</table

     The amortized cost and estimated market values of securities at December 31, 2000 and 1999 by contractual maturities, are as follows:

                                             December 31, 2000:
                                                        Estimated
                                           Amortized      Market
                                              Cost        Value
                                           (Dollars in Thousands)
Due less than one year                       $    -       $    -
Due after one year through five years           389          389
Due after five years through ten years        2,000        1,910
Due after ten years                             624          621
                                              3,013        2,920
Mortgage-backed securities                    1,840        1,766

                                             $4,853       $ 4,686

                                             December 31, 1999:
                                                        Estimated
                                           Amortized      Market
                                              Cost        Value
                                           (Dollars in Thousands)
Due less than one year                      $   500      $   464
Due after one year through five years        14,364       13,864
Due after five years through ten years       22,201       20,666
Due after ten years                           2,455        2,234
                                             39,520       37,228
Mortgage-backed securities                   13,449       13,068
Small Business Administration                 3,590        3,554

                                            $56,559      $53,850

     Investments carried at $1,910,000 were pledged to secure public deposits at December 31, 2000.

     During 2000, proceeds from the sale of available-for-sale securities were $45,384,000. During 2000, investment securities losses from these sales were $1,056,000.

     Investment in BankZip.com:

     On November 16, 1999, JADE Financial Corp. purchased a convertible debenture in the amount of $2.5 million with a rate of 5.45% from ZipFinancial.Com.Inc. (d/b/a BankZip.com), a start up internet banking company for community banks. The debenture was converted into 1 million shares of common stock upon the earlier of an initial public offering by BankZip or the day prior to the maturity date. The total capitalization of BankZip was $13.9 million. Because the company has not raised sufficient additional capital, JADE Financial Corp. has elected to write off this investment as of December 31, 2000.

3.   FEDERAL HOME LOAN BANK STOCK:

     The Bank is a member of the Federal Home Loan Bank System. As a member, the Bank maintains an investment in the capital stock of the Federal Home Loan Bank of Pittsburgh in an amount not less than 1% of its outstanding home loans or 1/20 of its outstanding notes payable, if any, to the Federal Home Loan Bank of Pittsburgh, whichever is greater, as calculated December 31 of each year.

4.   LOANS RECEIVABLE:

     Loans receivable consist of the following:

                                                December 31:
                                              2000         1999
                                           (Dollars in Thousands)
Real Estate Loans:
  One-to-four family                       $ 50,103     $ 43,434
  Commercial loans                            4,523        2,996

                                             54,626       46,430

Consumer Loans:
  Home equity loans                        $ 26,800     $ 24,172
  Automobile and truck loans                 28,395       24,406
  Signature loans                             5,947        5,414
  Credit card loans                          10,395       10,955
  Other                                       2,437        2,498

                                             73,974       67,445

Commercial Loans                              2,995        1,469
                                            131,595      115,344

  Less allowance for possible loan losses    (1,614)      (1,284)
  Deferred loan (income) costs, net             (39)          21

                                           $129,942     $114,081

     A summary of changes in the allowance for possible loan losses is as follows:

                                                December 31:
                                              2000          1999
                                           (Dollars in Thousands)
BALANCE, BEGINNING OF YEAR                  $1,284        $1,074
  Provision charged to operation               585           520
  Recoveries of amounts charged-off
    and other                                  138           133
                                             2,007         1,727
  Amounts charged-off                         (393)         (443)

BALANCE, END OF YEAR                        $1,614        $1,284

     The provision for loan losses charged to expense is based upon past loan and loss experience and an evaluation of potential losses in the current loan portfolio, including the evaluation of impaired loans under SFAS Nos. 114 and 118. A loan is considered to be impaired when, based upon current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan. As of December 31, 2000 and 1999, 100% of the impaired loan balance was measured for impairment based on the fair value of the loans' collateral. Impairment losses are included in the provision for loan losses. SFAS Nos. 114 and 118 do not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a trouble debt restructuring.
Loans collectively evaluated for impairment include consumer loans and residential real estate loans. At December 31, 2000, the Bank's impaired loans consisted of 31 loans with a total recorded balance of $203,095 for which specific allowances of $62,443 has been established.

     Certain directors and officers of JADE have loans with the Bank. Such loans were made in the ordinary course of business and do not represent more than a normal risk of collection. Loans to officers and directors amounted to $1,266,357 and $1,217,995 at December 31, 2000 and 1999,
respectively. During the years ended December 31, 2000 and 1999, loans of $191,943 and $240,000, respectively, were disbursed to executive officers and board of directors, while principal repayments of $143,581 and $225,641 were received in those years, respectively.

5.   LOAN SERVICING:

     Mortgage loans serviced for others are not included in the accompanying statement of financial condition. The unpaid principal balances of these loans are summarized as follows:

Mortgage Loan Servicing Portfolios:

                                             2000           1999
                                           (Dollars in Thousands)

Federal National Mortgage Association      $11,432        $12,485
First Nationwide                               365            437

                                           $11,797        $12,922

     Custodial escrow balances maintained in connection with the foregoing loan servicing portfolio totaled $173,465 and $191,952 as of December 31, 2000 and 1999, respectively.

6.  ACCRUED INTEREST RECEIVABLE:

     A summary of accrued interest receivable is as follows:


                                             2000           1999
                                           (Dollars in Thousands)
Loans                                        $551           $397
Mortgage-backed securities                     36            120
Investment securities                          22            285

                                             $609           $802

7.  PREMISES AND EQUIPMENT:

     The major classes of property, equipment and leasehold improvements and the total accumulated depreciation and amortization are as follows:


                                             2000           1999
                                           (Dollars in Thousands)
Land                                        $  150         $  150
Buildings and improvements                   1,770          1,742
Office furniture, equipment and leasehold
  improvements                               3,044          1,911
Transportation equipment                       150            143
                                             5,114          3,946
Less accumulated depreciation and
  amortization                               2,305          2,056

                                            $2,809         $1,890

8.   BANK-OWNED LIFE INSURANCE (BOLI):

     IGA Federal Savings Bank purchased $10 million of Bank-Owned Life
Insurance on December 16, 1999. The insurance contract was issued by American General Insurance Company. Bank-Owned Life Insurance ("BOLI") is specially structured life insurance owned by the Bank on a broad-base of its employees. The Bank pays all the premiums and names itself as beneficiary. BOLI is an alternate solution for funding future obligated benefits.

9.   SHORT-TERM BORROWINGS:

     Advances on line of credit and weighted average interest rates at December 31, are as follows:

                              2000              1999
                         Amount    Rate    Amount    Rate
                                  (Dollars in Thousands)
FHLB fixed-rate
  advances              $18,000   6.70%   $15,000   6.12%

  TOTAL                 $18,000           $15,000

     Under an agreement with the Federal Home Loan Bank of Pittsburgh
(FHLB), IGA Federal Savings Bank has a line of credit available in the amount of $56,665,000. As of December 31, 2000 and 1999, $18,000,000 and
$15,000,000 was outstanding on this line of credit, respectively. All FHLB advances are collateralized by a security agreement covering qualifying mortgage loans and unpledged treasury, agency and mortgage-backed securities which at December 31, 2000, had a combined carrying value of $56,665,000. In addition, all FHLB advances are secured by the FHLB capital stock owned by IGA Federal Savings Bank having cost of $1,000,000 and $834,000 at December 31, 2000 and 1999, respectively. Under the Bank's membership agreement with the FHLB, additional stock purchases are required when total advances from the FHLB are increased.

10.  DEPOSITS:

     Deposits at December 31, 2000 and 1999 are summarized as follows:


                           Weighted
                            Average
                           Interest           2000                 1999
                             Rate       Amount       %       Amount       %
                                          (Dollars in Thousands)
Types of Deposits:

  Savings accounts:
    2000                     2.10%     $ 66,777    40.16%
    1999                     3.18                           $ 68,615    43.95%
Checking accounts:
    2000                     0.00        12,175     7.32
    1999                     0.00                              9,600     6.15
  Money market accounts:
    2000                     3.85        11,969     7.21
    1999                     3.83                              9,757     6.25

                                         90,921     54.69     87,972    56.35

Certificate of deposit:

  3.00-3.99%
    2000                     3.93            31      .02
    1999                     3.83                                693     0.44
  4.00-4.99%
    2000                     4.92         3,572     2.15
    1999                     4.71                             29,777    19.07
  5.00-5.99%
    2000                     5.40        19,024    11.44
    1999                     5.59                             19,691    12.61
  6.00-6.99%
    2000                     6.17        43,368    26.08
    1999                     6.21                             16,492    10.56
  7.00-7.99%
    2000                     7.18         9,345     5.62
    1999                     7.17                              1,499     0.96

      Total of certificate
        of deposit                       75,340    45.31      68,152    43.65

      TOTAL DEPOSITS                   $166,261   100.00%   $156,124   100.00%

     Certificates of deposit have scheduled maturities as follows:

                                             2000           1999
                                           (Dollars in Thousands)

Within one year                            $49,943        $56,001
One year through two years                  15,125          9,092
Three years                                  9,903            487
Over three years                               369          2,572

                                           $75,340        $68,152

     Interest expense on deposits is comprised of the following:

                                                 December 31:
                                            2000            1999
                                           (Dollars in Thousands)
Savings accounts                           $1,905          $1,540
Money market accounts                         487             339
Certificates of deposit                     3,501           3,501

                                           $5,893          $5,380

     The aggregate amount of certificates of deposit accounts exceeding $100,000 was approximately $10,743,000 and $10,360,000 at December 31, 2000
and 1999, respectively.

11.  INCOME TAX MATTERS:

     JADE and its subsidiaries files a consolidated federal income tax return and separate state returns for the year ended December 31, 2000.

     The provision for income taxes consisted of the following:

                                                Year Ended
                                               December 31,
                                            2000           1999
                                          (Dollars in Thousands)
Currently Payable:
  Federal                                 $     -         $ 366
  State                                        12           (11)
  Deferred                                 (1,396)         (248)

    TOTAL                                 $(1,384)        $ 107

     Deferred taxes are included in the accompanying statement of financial condition as of December 31, 2000 for the estimated future tax effect of differences between the financial statement and federal income tax basis of assets and liabilities given the provisions of currently enacted tax laws.

     The net deferred tax asset (liability) consists of the following components:

                                                December 31,
                                            2000             1999
                                           (Dollars in Thousands)
Deferred Tax Asset:

  Unrealized loss available-for-sale       $   30          $  885
  Loss carryforward                         1,134
  Foundation contribution                     243             206
  Deferred compensation                        29               6
  Deferred net loan fees                       16
  Allowance for loan loss                     266              80

    DEFERRED TAX ASSET                     $1,718          $1,177

     The realizability of deferred tax assets is dependent upon a variety of factors, including the generation of future taxable income, the existence of taxes paid and recoverable, the reversal of deferred tax liabilities and tax planning strategies. Based upon these and other factors, management believes it is more likely than not that the Bank will realize the benefits of these deferred tax assets.

     The Bank has available a net operating loss carryforward of $1,134,000 for federal income tax purposes. Generally, net operating losses can be carried back to the two years preceding the loss year and then forward to the 20 years following the loss year. As of December 31, 2000, the Bank has elected to forego the entire carryback period and carry the loss forward.

12.  REGULATORY MATTERS:

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain certain minimum amounts and ratios (set forth in the table below).

     The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action.
To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank's actual capital amounts and ratios are presented in the following table.

                                                                For Capital
                                                                  Adequacy
                                                              Purposes and to
                                                               be Adequately
                                                                Capitalized
                                                              under the Prompt
                                                             Corrective Action
                                               Actual            Provisions
                                           Amount    Ratio    Amount     Ratio
                                                 (Dollars in Thousands)
As of December 31, 2000:
  Total Risk-Based Capital
    (to Risk-Weighted Assets)             $23,160   17.20%   $10,772      8.0%
  Tier I Capital
    (to Risk-Weighted Assets)              21,546   16.00      5,387      4.0
  Tier I Capital
    (to Adjusted Total Assets)             21,546   10.14      8,499      4.0
  Tangible Capital
    (to Adjusted Total Assets)             21,546   10.14      3,187      1.5

As of December 31, 1999:
  Total Risk-Based Capital
   (to Risk-Weighted Assets)              $23,975   20.35%    $9,425      8.0%
  Tier I Capital
    (to Risk-Weighted Assets)              22,691   19.26      4,713      4.0
  Tier I Capital
    (to Adjusted Total Assets)             22,691   11.4       7,692      4.0
  Tangible Capital
    (to Adjusted Total Assets)             22,691   11.4       2,986      1.5

13.  LEASE COMMITMENTS:

     JADE and its Subsidiaries rent various equipment and office space under various lease agreements. Lease expense for the year ended December 31, 2000 was $129,609 and for the year ended December 31, 1999 was $95,889.

     Minimum annual rentals are as follows:

                 2001                 $105,930
                 2002                  110,868
                 2003                  111,174
                 2004                   80,052
                 2005                   80,000

14.  RETIREMENT PLANS:

     The Bank sponsors the following retirement plans:

     A.  Pension Plans:

     The Bank has a profit-sharing plan and a 401(k) plan. Both plans cover all employees who are 21 years of age and have completed at least 1,000 hours of service during the plan year and are employed on the last day of the plan year. The Bank contributes a discretionary amount to the profit-sharing plan based on year-to-date income at December 31. The Bank matches up to 100% of the first 3% of salary elected to be deferred by the employees under the 401(k) pension plan.

     The Bank's contribution to the above plans amounted to $61,912 for the year ended December 31, 2000, and $58,199 for the year ended December 31, 1999, and is reflected as an operating expense.

     B.  Supplemental Deferred Compensation Plans:

     The Bank adopted a nonqualified deferred compensation plan for the benefit of one of its officers. This plan requires the Bank to pay $12,000 into this plan annually beginning in 1995. The deferred compensation accounts are shown as both assets and liabilities on the Bank's financial statements. The balance of the deferred compensation arrangement was $88,877 as of December 31, 2000 and $64,239 as of December 31, 1999.
Deferred compensation was $12,000 for December 31, 2000 and $12,000 for December 31, 1999.

     The Bank also has a life insurance policy on one of its officers that provides for annuity payments to the insured party upon retirement. Upon death of the insured party, the Bank will receive refund of all premiums paid and the insured party's designated beneficiary will receive the remainder of the policy's face value. If the policy is canceled, the Bank will receive the policy's cash surrender value only. The Bank shows the cash surrender value of this policy as an asset in its financial statements.

     C.  Employee Stock Ownership Plan (ESOP):

     In conjunction with the Bank's conversion to stock ownership, JADE Financial Corp. and Subsidiaries (the "Company") established an ESOP for eligible employees. All employees of the Company as of October 4, 2000 were eligible to participate immediately and employees of the Company hired after October 4, 2000 become eligible to participate after they attain age 21 and complete one year of service during which they work at least 1,000 hours. The ESOP borrowed funds in the amount of $1,160,000 to purchase 145,000 share of common stock issued in the conversion.

     The Bank makes contribution to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. Dividends on unallocated ESOP shares are used to pay debt service. Contributions to the ESOP and shares released from the suspense account in the amount proportional to the repayment of the ESOP loan are allocated among ESOP participants on the basis of compensation in the year of allocation. Benefits generally become 100% vested after three years of credited service. Forfeitures will be reallocated among remaining participants, in the same proportion as contributions. Benefits may be payable in the form of stock or cash upon termination of employment. If the Company's stock is not traded on an established market at the time of an ESOP participant's termination, the terminated ESOP participant has the right to require the Company to purchase the stock at its current fair market value. JADE's management believes there is an established market for the Company's stock and therefore, management believes there is no potential repurchase obligation at
December 31, 2000.

     As shares are released, the Company reports compensation expense equal to the current market price of the shares. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $170,184 for the year ended December 31, 2000.

     Information with respect to the ESOP is as follows:

                                               December 31, 2000:

Total shares                                        145,000

Allocated shares                                     28,996

Unallocated shares                                  116,004

Fair value of unallocated ESOP shares               928,000

Interest expense incurred                            81,745

Dividends received                                    5,800

15.  SIGNIFICANT CONCENTRATIONS OF CREDIT RISK:

     JADE grants mortgage and consumer loans primarily to customers in Southeastern Pennsylvania. Although, JADE has a diversified loan portfolio, a substantial portion of its customers' ability to honor their contracts is dependent upon the local economy. JADE's net investment in loans is subject to a significant concentration of credit risk given that the investment is primarily within a specific geographic area.

     As of December 31, 2000, JADE had a net investment of $129,942,000 in loan receivable. The corresponding balance for December 31, 1999 is $114,081,000. These loans possess an inherent credit risk given the uncertainty regarding the borrower's compliance with the terms of the loan agreement. To reduce credit risk, the loans are secured by varying forms of collateral, including first mortgages on real estate, liens on personal property, share accounts, etc. It is generally JADE's policy to file liens on titled property taken as collateral on loans. In the event of default, JADE's policy is to foreclose or repossess collateral on which it has filed liens.

     In the event that any borrower completely failed to comply with the terms of the loan agreement and the related collateral proved worthless, JADE would incur a loss equal to the loan balance.

16.  COMMITMENTS AND CONTINGENCIES:

     Loan Commitments and Contingencies:

     In the normal course of business, JADE makes various commitments and incurs certain contingent liabilities which are not reflected in the accompanying consolidated financial statements. These commitments and contingent liabilities include commitments to extend credit and open-end loan commitments. At December 31, 2000 and 1999, open-end loan commitments not utilized, and approved but unfunded loan commitments totaled approximately $24,212,000 and $18,600,000, respectively.

17.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial position.

     A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contact that both imposes on one entity a contractual obligation (1) to deliver cash or another financial instrument to a second entity or (2) to exchange other financial instruments on potentially unfavorable terms with the second entity and, conveys to that second entity a contractual right to receive (1) cash or another financial instrument from the first entity or (2) to exchange other financial instruments on potentially favorable terms with the first entity.

     The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. Quoted market prices should be used when available, if not available management's best estimate of fair value may be based on quoted market price of financial instruments with similar characteristics or on valuation techniques, such as using the present value of estimated future cash flows using a discount rate commensurate with the corresponding risk associated with those cash flows.
 These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows and future economic conditions. In that regard, the fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. In addition, these estimates are only indicative of individual financial instruments' values and should not be considered an indication of the fair value of JADE. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

     The following tables represents the carrying value and fair market value of financial instruments as of December 31, 2000:

                                           Carrying       Fair
                                            Amount        Value
                                           (Dollars in Thousands)
Assets:

  Cash and cash equivalents                $ 60,859      $ 60,859
  Investment securities available-for-
    sale                                      1,922         1,922
  Investment securities held-to-
    maturity                                  2,841         2,764
  Loans receivable - net                    129,942       129,880
  FHLB stock                                  1,000         1,000

Liabilities:
  Checking, NOW, Savings and Money
    Market accounts                          90,921        72,136
  Certificate of deposits                    75,340        75,891

     The following tables represents the carrying value and fair market value of financial instruments as of December 31, 1999:


                                           Carrying       Fair
                                            Amount        Value
                                           (Dollars in Thousands)
Assets:
  Cash and cash equivalents               $  13,242      $ 13,242
  Investment securities available-for-
    sale                                     49,642        49,642
  Investment securities held-to-maturity      4,314         4,208
  Loans receivable - net                    114,081       113,758
  FHLB stock                                    834           834

Liabilities:
  Checking, NOW, Savings and Money
    Market accounts                          87,972        87,972
  Certificate of deposits                    68,152        68,233

     The following methods and assumptions, where practical to implement as noted, were used by JADE in estimating its fair value for those assets.

     Cash and Cash Equivalents:

     The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate the fair value for those assets.

     Investment Securities:

     The fair value for investments are based on quoted market prices.

     Mortgage-backed Securities:

     The fair value of mortgage-backed securities issued by quasi-governmental agencies is based on quoted market prices.

     Loans Receivable:

     The Bank's fair value of real estate, consumer and commercial loans approximates the carrying amount. The carrying amount is adjusted for the estimated future possible loan losses through a valuation allowance. JADE has not determined the fair values of its loans due to it not being practical to make such estimates based on varying interest rates and maturities involved and the excessive cost that would be incurred. JADE's real estate loan portfolio was $50,371,243 and $46,430,080 at December 31, 2000 and 1999, respectively, with rates ranging from 5.50% to 10.0% and maturities through 30 years. JADE's consumer loan portfolio was $73,706,987 and $67,445,171 at December 31, 2000 and 1999, respectively, with rates ranging from 4.00% to 15.0% with maturities through 10 years. JADE's commercial loan portfolio was $2,994,504 and $1,469,333 at December 31, 2000 and 1999, respectively, with rates ranging from of 6.75% to 13.75% and maturities through one year and monthly repayment terms.

     Deposits:

     The fair value of deposits with no stated maturity, such as Checking, NOW accounts, savings accounts and money market accounts, is equal to the amount payable on demand as of December 31, 2000 and 1999. Time deposits were $75,340,000 at December 31, 2000 and $68,152,000 at December 31, 1999
with rates ranging from 4.00% to 8.00%.

18.  EARNINGS PER SHARE AND COMMON STOCK EQUIVALENTS:

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings Per Share" and Statement No. 129 ("SFAS No. 129") "Disclosures of Information about Capital Structure." SFAS No. 128, which superseded APB Opinion No. 15 ("APB No. 15") specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock. It replaced the presentation of primary EPS with basic EPS which, unlike primary EPS, excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed similarly to fully diluted EPS under APB No. 15. The Bank adopted SFAS No. 128 as of December 31, 1999.

     There were 1,750,074 and 1,742,433 weighted average number of shares of common stock outstanding used for the basic EPS calculation for the years ended December 31, 2000 and 1999, respectively. There were no securities which had a dilutive effect on the income available to common shareholders and thus, the diluted EPS is the same as Basic EPS or ($.65) and $.17 for 2000 and 1999, respectively.